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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-53413

                              PROSPECTUS SUPPLEMENT


                    SUPPLEMENT NO. 2 DATED NOVEMBER 16, 1998
                        TO PROSPECTUS DATED JULY 21, 1998
                                   RELATING TO

                       ACTION PERFORMANCE COMPANIES, INC.
                                  $100,000,000
                 4-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                           AND SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

         All capitalized terms used but not defined in this Prospectus Supplement ("Supplement No. 2") shall have the meanings set forth in the Prospectus dated July 21, 1998 (the "Prospectus") forming a part of the Registration Statement on Form S-3 (Registration No. 333-53413). Any cross references in this Supplement No. 2 refer to portions of the Prospectus.

         The purpose of this Supplement No. 2 is to provide additional information regarding the Selling Securityholders. In addition to the information with respect to the Selling Securityholders as set forth in the Prospectus and the Prospectus Supplement No. 1 dated October 23, 1998 ("Supplement No. 1"), the following table sets forth (i) the amount of additional Notes beneficially owned by one Selling Securityholder as of November 10, 1998 (assuming no Notes have been sold under the Prospectus as of such date) that may be offered for the account of such Selling Securityholder under the Prospectus, and (ii) the number of additional Conversion Shares beneficially owned by such Selling Securityholder as of November 10, 1998, that may be offered for the account of such Selling Securityholder under the Prospectus. Such information was obtained from the Selling Securityholder but has not been independently verified by the Company. The Selling Securityholder listed below did not have any material relationship with the Company, other than as a result of ownership of the Notes, within the three-year period ending on the date of this Supplement No. 2.

                                           PRINCIPAL       PERCENTAGE OF          NUMBER OF
                                           AMOUNT OF           TOTAL             CONVERSION         PERCENTAGE OF
            NAME OF                       NOTES THAT           NOTES             SHARES THAT        COMMON STOCK
    SELLING SECURITYHOLDER                MAY BE SOLD       OUTSTANDING        MAY BE SOLD(1)      OUTSTANDING(2)
    ----------------------                -----------       -----------        --------------      --------------

JP Morgan & Co. Inc.(3).............      $2,000,000             2.0%               41,493               *

----------------------------
*    Less than 1%

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder into Common Stock at the initial conversion price of $48.20 per share. Except as otherwise indicated, also assumes that the Selling Securityholder or any future transferees, pledgees, donees or successors of or from such Selling Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, the Company will pay cash in lieu of issuing fractional shares upon conversion of the Notes. See "Description of Notes -- Conversion Rights."

(2) Calculated based upon 16,468,238 shares of Common Stock outstanding as of November 10, 1998. In calculating the percentage of ownership, all shares of Common Stock that the identified person had the right to
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     acquire upon conversion of such person's Notes are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3) Represents Notes held by the Selling Securityholder in addition to Notes in the principal amount of $4,500,000 registered for resale under the Prospectus. As of November 10, 1998, such Selling Securityholder owned Notes in the aggregate principal amount of $6,500,000, all of which may be sold under the Prospectus and this Supplement No. 2.

         The Selling Securityholders may, pursuant to the Prospectus, Supplement No. 1, and this Supplement No. 2, offer all or some portion of the Notes and Conversion Shares they presently hold or, with respect to the Conversion Shares, have the right to acquire upon conversion of such Notes. Although each of the Selling Securityholders is assumed to be selling all of the Notes or Conversion Shares beneficially owned by such person, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, since the date on which they provided the information regarding their Notes and Conversion Shares, the Selling Securityholders identified in the Prospectus, Supplement No. 1, or this Supplement No. 2 may have sold, transferred or otherwise disposed of all or a portion of their Notes and Conversion Shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only those Selling Securityholders identified above and in the Prospectus and Supplement No. 1 who beneficially own the Notes and Conversion Shares set forth opposite each such Selling Securityholder's name may sell such Notes and Conversion Shares pursuant to the Prospectus, Supplement No. 1, and this Supplement No. 2. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in additional supplements to the Prospectus.